Exhibit (a)(8)

NTOP ACQUISITION, INC.
c/o IDT Corporation
520 Broad Street
Newark, New Jersey 07102

November 8, 2005

VIA FACSIMILE AND COURIER

Net2Phone, Inc.
520 Broad Street
Newark, New Jersey 07102

Attention:	Glenn J. Williams Executive Vice President of Business and Legal Affairs, General Counsel and Secretary

Re:      Request Pursuant to Rule 14d-5 of the Securities Exchange Act of 1934

Dear Mr. Williams:

     The undersigned, NTOP Acquisition, Inc. (“NTOP Acquisition”), a wholly-owned subsidiary of IDT Corporation (“IDT”), hereby makes a request pursuant to Rule 14d-5 of the Securities Exchange Act of 1934, as amended (“Rule 14d-5”), for stockholder lists and securities position listings, as follows:

1)	The identity of the bidder (the “Bidder”) is NTOP Acquisition.

2)	The title of the class of securities which is the subject of the Bidder’s tender offer is the common stock, par value $0.01 per share, of Net2Phone, Inc. (“Net2Phone”).

3)	The Bidder is making a request to Net2Phone pursuant to paragraph (a) of Rule 14d-5 for the use of the stockholder list and security position listings for the purpose of disseminating a tender offer to security holders of Net2Phone.

4)	The Bidder is aware of and will comply with the provisions of paragraph (f) of Rule 14d-5.

5)	The Bidder has elected pursuant to paragraph (f)(1) of Rule 14d-5 to disseminate amendments disclosing material changes to the tender offer materials pursuant to Rule 14d-5.

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Net2Phone, Inc.
November 8, 2005

6)	The name, address and telephone number of the person whom Net2Phone should contact pursuant to paragraph (a)(4) of Rule 14d-5 is:

Joyce Mason, Esq. Secretary, NTOP Acquisition, Inc. c/o IDT Corporation 520 Broad Street Newark, New Jersey 07102

Very truly yours,

/s/ Ira A. Greenstein

Ira A. Greenstein President, NTOP Acquisition, Inc.

cc:      Stephen Fraidin, Esq.